Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-33103 on Form S-8 of Park Bancorp, Inc. of our report dated March 18, 2008 with respect to the consolidated financial statements of Park Bancorp, Inc., which report appears in the Annual Report on Form 10-K of Park Bancorp, Inc. for the year ended December 31, 2007.

Oak Brook, Illinois

March 24, 2008

Crowe Chizek and Company LLC